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                                   EXHIBIT 23


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated December 31, 2002, except for the matters discussed in Note 1 paragraph 7 and Note 20(c) paragraphs 5-7, for which the date is March 21, 2003 and Note 20(f) for which the date is March 19, 2003, accompanying the consolidated financial statements in the Annual Report of Gilman + Ciocia, Inc. on Form 10-K for the year ended June 30, 2002. We hereby consent to the incorporation by reference of said report in the Registration Statements of Gilman + Ciocia on Forms S-8 (File No. 333-50089, effective April 14, 1998 and file No. 333-14915, effective October 28, 1996).



                                         GRANT THORNTON LLP


New York, New York
April 10, 2003